Exhibit 10.4
AMENDMENT TO THE
ENSCO INTERNATIONAL INCORPORATED
1998 INCENTIVE PLAN
WHEREAS, the board of directors of ENSCO International Incorporated, a Delaware corporation (“Ensco Delaware”), adopted the ENSCO International Incorporated 1998 Incentive Plan effective May 12, 1998, (which, as previously amended from time to time, is referred to herein as the “Plan”);
WHEREAS, the stockholders of Ensco Delaware approved and adopted at the Special Meeting of Stockholders on December 22, 2009 the “Agreement and Plan of Merger and Reorganization” (the “Merger Agreement”), by and between Ensco Delaware and ENSCO Newcastle LLC, a newly formed Delaware limited liability company (“Ensco Mergeco”) and a wholly-owned subsidiary of ENSCO Global Limited, a newly formed Cayman Islands exempted company (“Ensco Cayman”) and a wholly-owned subsidiary of Ensco Delaware, pursuant to which Ensco Mergeco merged with and into Ensco Delaware (the “2009 Merger”), with Ensco Delaware surviving the 2009 Merger as a wholly-owned subsidiary of Ensco Cayman which is a wholly-owned subsidiary of Ensco International plc (the “Company”);
WHEREAS, pursuant to the Merger Agreement, each outstanding share of common stock of Ensco Delaware will be converted into the right to receive an American depositary share, evidenced by an American depositary receipt, which represents a Class A Ordinary Share in the Company, and Ensco Delaware shall assign to the Company, and shall cause the Company to adopt and assume, certain of Ensco Delaware’s equity incentive, compensation and other plans that provide or provided for rights to receive or purchase shares of common stock of Ensco Delaware, including the Plan; and
WHEREAS, the board of directors of Ensco Delaware has approved this Amendment to the Plan, effective as of December 23, 2009 (or, if different, the effective date of the 2009 Merger), to reflect the provisions of the Merger Agreement and the effect of the 2009 Merger on the Plan;
NOW, THEREFORE, pursuant to the unanimous written consent of the board of directors of Ensco Delaware executed on December 22, 2009, the Plan is amended effective on the date indicated above as follows:
1)	Section 2 is amended by adding the following new definitions:

“Act” shall mean the U.K. Companies Act 2006.

“ADR” shall mean an American depositary receipt which evidences an American depositary share representing a Class A ordinary share in the Company.

“ADS” shall mean an American depositary share which represents a Class A ordinary share in the Company and evidenced by an American depositary receipt. All references in the Plan to shares of common stock, stock and/or shares of Ensco Delaware shall be read and considered to be references to ADSs, unless the context otherwise requires, and all references (specific or otherwise) to “stockholders of the Company” shall be read and considered to be references to holders of ADSs, unless the context otherwise requires, and all provisions of the Plan shall be consistently interpreted and applied.
“Company” shall mean Ensco International plc, a public limited company incorporated under the laws of England and Wales, or any successor thereto.

“Restricted ADS” shall have that meaning set forth in Section 7(a).

“Share” shall mean one Class A ordinary share of the Company, nominal value US$0.10 per Share.

“Subsidiary” shall mean any corporation as to which more than fifty (50%) of the outstanding voting ADSs shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary. For purposes of the definition of Employee, Subsidiary shall mean a subsidiary within the meaning of Section 1159 of the Act.

2)	Section 3(c) is amended, but not any of the subsections, to read as follows:

Authority of Committee. This Plan shall be administered by, or under the direction of, the Committee constituted in such a manner as to comply at all times with Rule 16b-3 (or any successor rule) under the Exchange Act. The Committee shall administer this Plan so as to comply at all times with the Exchange Act and, subject to the Code and the Act, shall otherwise have absolute and final authority to interpret this Plan and to make all determinations specified in or permitted by this Plan or deemed necessary or desirable for its administration or for the conduct of the Committee’s business including, without limitation, the authority to take the following actions:

3)	Section 7(a)(ii) is amended to add the following sentence at the end of the section:

The Committee may make other arrangements for the Restricted ADSs to be held on behalf of the Participant in order to ensure compliance with the restrictions.

4)	Section 7(a)(iv) is amended in its entirety to read as follows:

On the date the Restriction Period terminates, the Restricted ADSs shall vest in the Participant (the “Vest Date”), who may then require the Company to arrange for the transfer to the Participant of the number of ADSs that are no longer subject to such restrictions.

5)	Section 7(a)(v) is amended in its entirety to read as follows:

Certain Voting and Dividend Rights. Holders of Restricted ADSs may exercise the full voting rights applicable to the ADSs with respect to Restricted ADSs during the Restriction Period and shall be entitled to receive all dividends and other distributions paid with respect to those ADSs while they are so held; provided that if any such dividends or distributions are paid in ADSs during the Restriction Period, the ADSs received shall be subject to the same restrictions on transferability as the Restricted ADSs with respect to which they were issued.
7)	Section 7(a) is amended to add the following sub-section at the end of the section:
(ix)	Forfeiture. Any Restricted ADSs that are forfeited pursuant to the terms and conditions of this Plan and/or the applicable agreement evidencing the grant of the Restricted ADSs shall not be returned to the Company as described above but shall be transferred to an employee benefit trust established in connection with this Plan and the Participant may be required to complete certain documents in order to effectuate such transfer.

ENSCO INTERNATIONAL INCORPORATED
/s/ Cary A. Moomjian, Jr.
By: Cary A. Moomjian, Jr.
Its: Vice President, General Counsel and Secretary